Exhibit 99.1

Stock Yards Bancorp Reports Second Quarter Earnings of $13.4 Million or $0.59 Per Diluted Share

SYBT Reports Record Deposit Growth in a Difficult Operating Environment

LOUISVILLE, Ky.--(BUSINESS WIRE)--July 22, 2020--Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville, Indianapolis and Cincinnati metropolitan markets, today reported results for the second quarter ended June 30, 2020. Net income for the second quarter was $13.4 million, or $0.59 per diluted share, compared with net income of $16.5 million, or $0.72 per diluted share, for the second quarter of 2019. The comparability of second quarter net income was impacted by a favorable state tax law change and acquisition deal costs during the second quarter of 2019.

(dollar amounts in thousands, except per share data)	2Q20	1Q20	2Q19
Net interest income	$ 33,528	$ 32,446	$ 30,802
Provision for credit losses	5,550	5,550	–
Non-interest income	12,622	12,536	12,224
Non-interest expenses	24,884	23,950	25,453
Income before income tax expense	15,716	15,482	17,573
Income tax expense	2,348	2,250	1,030
Net income	$ 13,368	$ 13,232	$ 16,543
Net income per share, diluted	$ 0.59	$ 0.58	$ 0.72
Net interest margin	3.27%	3.71%	3.81%
Efficiency ratio	53.87%	53.19%	59.08%
Tangible common equity to tangible assets(1)	9.39%	10.48%	10.85%
Annualized return on average equity	12.90%	13.18%	17.40%
Annualized return on average assets	1.25%	1.43%	1.93%

In commenting on the second quarter results, Chief Executive Officer James A. (Ja) Hillebrand said, “In this quarter of significant pandemic-related and broad-based economic challenges, we delivered solid results, as we continued to work diligently to support customers, communities and our employees while prudently managing risk. Our second quarter results reflect the benefit of our diversified business model with pre-tax, pre-provision income increasing 21%(2), led by record mortgage banking income and controlled non-interest expenses when compared to the same quarter last year.

“Our team of lenders rose to the challenge during the quarter, as our participation in the Small Business Administration’s (SBA) Paycheck Protection Program (PPP) stood out in our markets. Our expertise, agility and ultimate success in this arena as a community bank not only allowed us to assist over 3,200 customers and originate $647 million in loans, but also add new relationships with strong future growth opportunities.

“Despite minimal charge-offs and sound credit metrics, under the CECL methodology we recorded a significant provision for credit losses during the second quarter based on the predicted impact of the pandemic due to rising unemployment forecasts and changing macro-economic conditions. While we realize the recovery may be a marathon and not a sprint, having significant loan reserves, excluding PPP loans of 1.68%(3), brings a strong sense of comfort as we navigate through the pandemic.”

Key factors impacting second quarter of 2020 results included:

  Record deposit growth of $528 million, or 17%, with the majority of the growth in non-interest bearing products.
  Loan growth of $527 million for the quarter - aided by PPP originations.
  Despite significant average loan balance growth over the second quarter of 2019, net interest margin compressed 54 basis points to 3.27%, affected by the 225 basis point drop in the Federal Funds Target Rate (FFTR) over the past 12 months, along with the impact of significant growth in PPP loans and excess liquidity due to deposit growth.
  A concentration of commercial and industrial (C&I) borrowers paid down their operating lines of credit during the second quarter. The overall decline in line utilization led to the recording of $1.5 million in additional non-interest expense related to credit exposures for unfunded off-balance sheet commitments. The Bank had a total liability of $6 million accrued at June 30, 2020 related to such exposures.
  Non-interest income increased $398 thousand, or 3%, over the second quarter of 2019, driven by record mortgage banking results and solid performance from the Wealth Management and Trust (WM&T) and Treasury Management areas.
  Non-interest expenses were well-controlled during the period and declined over the second quarter of 2019, which included acquisition deal costs.

Hillebrand added, “In a very difficult operating environment, we achieved increases in both net interest income, fueled by PPP loan growth and falling deposit costs, and non-interest income led by record mortgage banking income. We have also continued our conservative stance towards credit, preparing our balance sheet for the potential impacts of the pandemic. Also, we were honored to once again be ranked in the top 10% of community banks through the 2019 Raymond James Community Bankers Cup based on profitability, operational efficiency and balance sheet metrics.

“Against the backdrop of the pandemic and disruptions in our geographic locations, our team has focused intently on controlling what we can in order to protect our business. We feel that we have adequately reserved for future contingencies based upon the current economic environment, unemployment forecasts and consumer behavior trends. Further, we have taken full advantage of investments made in technology in order to continue to service and stay connected to our customers, worked aggressively to protect our financial position and taken actions to ensure that we are well-positioned to drive our business forward. We also continue to monitor all state and local developments in order to protect our employees and customers. Based on our strong capital base, diversified loan portfolio, conservative loan underwriting philosophy and multiple sources of revenue, we expect to navigate these uncertain times and, I believe, come out of the current crisis stronger than we entered.”

Results of Operations – Second Quarter 2020 Compared with Second Quarter 2019

Net interest income – the Company’s largest source of revenue – increased approximately $2.7 million, or 9%, to $33.5 million driven primarily by a 27% increase in average earning assets, offset by a decline in net interest margin.

  Total interest income declined $490 thousand, or 1%, to $36.5 million, as a 27% increase in average earning assets was more than offset by interest rate contraction.
  Interest expense decreased $3.2 million, or 52%, to $3.0 million. The decline in interest bearing deposit costs more than offset the significant increase in average balances, as the Bank has benefited from the strategic lowering of stated deposit rates.
  Net interest margin decreased 54 basis points to 3.27% from 3.81%, as the Federal Reserve dropped short-term rates 225 basis points over the last 12 months. Beyond potential pricing pressure/competition and the absolute low level of rates, the current economic outlook and prospects of a sustained historic low rate environment, the Company has maintained significantly higher levels of excess balance sheet liquidity driven in part by the funding of PPP loans. To date, the Bank has funded PPP loans from deposit growth. The PPP loans had an 11 basis point negative impact to net interest margin, while excess liquidity had an even larger impact.

Loan loss provisioning for the second quarter of 2020 was significantly affected by the economic crisis and corresponding impact on national unemployment forecast adjustments within the CECL model. The provision for the second quarter of 2020 reflected $4.6 million related to the potential impact of the pandemic, offset by a reduction of $1.1 million associated with non-PPP loan portfolio contraction. Additionally, during the second quarter, the Bank recorded a $2.0 million specific reserve related to a commercial real estate (CRE) loan that was placed on non-accrual status.

Non-interest income increased $398 thousand, or 3%, to $12.6 million.

  WM&T income increased $64 thousand, or 1%, due to the second quarter market rebound that started in April and continued to the end of the quarter.
  Mortgage banking revenue increased $862 thousand, or 113%, as sustained low mortgage rates continued to entice mortgage refinancing and resulted in a record number of loans sold during the quarter.
  Deposit service charges decreased $460 thousand, or 37%, and debit/credit card income decreased $105 thousand, or 5%, due to significantly lower transaction volumes in the COVID-19 environment.
  While the pandemic has also slowed business spending/activity and international trade, treasury management income continues to stand out as a consistent, growing source of revenue for the Company, increasing 4%. The Treasury Management department was able to overcome the significant decline in pandemic-related transaction volume with new product sales and expansion within its customer base. The demand for treasury products has increased during the pandemic, as these products allow customers to operate more efficiently in a decentralized environment.

Non-interest expenses decreased $569 thousand, or 2%, to $24.9 million.

  Compensation expense for the second quarter of 2020 decreased $952 thousand, or 7%, primarily due to the volume of PPP loan originations and the associated deferred salary costs and a reduction in expected bonus levels compared to 2019, which was a record year. In addition, compensation expense for the same period last year included severance expenses associated with an acquisition.
  Net occupancy and equipment expenses increased $122 thousand, or 6%, primarily due to branch expansion over the past 12 months.
  Technology and communication expense for the second quarter of 2020 increased $99 thousand, or 5%, compared with the prior year quarter, consistent with expanding customer facing software/system functionality and the resulting higher licensing/maintenance expense.
  Marketing and business development expense, which includes all costs associated with promoting the Bank, community investment, retaining customers and acquiring new business, decreased $438 thousand in the second quarter of 2020, mainly due to less prospective customer entertainment and travel due to the pandemic.
  Legal and professional fees decreased $895 thousand, or 59%, as a result of higher levels of professional fees in the prior year period as a result of acquisition expenses.
  Expenses related to capital and deposit based taxes increased $258 thousand, or 27%, in line with overall balance sheet growth driven by significant loan and deposit growth.
  Credit loss expense for off-balance sheet credit exposures increased $1.5 million related to the decline in credit line utilization.

Financial Condition – June 30, 2020 Compared with December 31, 2019

Total loans increased $619 million, or 22%, during the first six months of the year. Excluding the PPP loan portfolio, total loans contracted $11 million, with $67 million of growth in the CRE portfolio offset by a $74 million decline in the C&I portfolio – primarily operating lines of credit.

In response to requests from borrowers who experienced business interruptions or personal cash flow interruptions related to the pandemic, the Company has made short-term (predominantly 3 months) loan modifications involving primarily full-payment deferrals. Through the close of the second quarter, approximately $502 million in full payment deferrals had been processed, with the largest concentration in the CRE and C&I segments. Approximately 85% of these short-term deferrals were made during the month of April with the subsequent pace slowing significantly. Pursuant to the CARES Act, these loan deferrals are not included in non-performing loan statistics.

The Company’s management team continues to analyze the evolving economic conditions in its markets while closely monitoring credit metrics, particularly related to the following pandemic sensitive industries:

Industry Segments (dollars in millions)	Outstanding	% of Total Loans *

Shopping Centers	$58	2.0%
Lodging / Hotels	62	2.2%
Nursing homes / Residential Care	50	1.8%
Recreation / Entertainment	56	2.0%
Restaurants / Bars	30	1.0%
Travel Related	24	0.8%

* - Total loans exclude PPP loans.

Total deposits increased $593 million, or 19%, from December 31, 2019 to June 30, 2020 with non-interest bearing deposits representing $395 million of the increase. Both period end and average deposit balances ended at record levels at June 30, 2020 in part as a result of the second quarter PPP. Commercial customers who were awarded SBA PPP funding have generally been slow in deploying the funds held on deposit at the Bank. In addition, customers appear to be exhibiting subdued behavior similar to the Great Recession and maintaining higher deposit balances in general.

At June 30, 2020, the Company remained “well capitalized” – the highest regulatory capital rating for financial institutions with increases in all capital ratios with the exception of the leverage ratio due to outsized balance sheet growth attributed to PPP participation. Total equity to assets was 9.69% and the tangible common equity ratio was 9.39%(1) at June 30, 2020, compared to 10.91% and 10.55%(1), respectively, at December 31, 2019, with the decline attributable to the January 1, 2020 CECL adoption, the prior year acquisition and the impact of loan growth – especially PPP. The Company expects to continue to build capital levels given the current environment.

In May 2020, the Company’s Board of Directors continued the dividend rate of $0.27 per common share initially set in November 2019. Given the current economic uncertainty, the Company is committed to maintaining its current dividend level and will continue to evaluate the related impact on capital levels quarterly.

Based on recent economic developments and the increased importance of capital preservation, no shares were repurchased in 2020. Approximately 741 thousand shares remain eligible for repurchase under the current buy-back plan.

Results of Operations – Second Quarter 2020 Compared with First Quarter 2020

Net interest income increased $1.1 million over the prior quarter to $33.5 million, reflecting strong average balance sheet growth offset by significant interest rate movement over the same period.

Loan provisioning in 2020 has been significantly impacted by the economic crisis and its impact upon the national unemployment forecast within the CECL model, changes in the loan mix and the addition of a large specific reserve during the second quarter of 2020.

Non-interest income increased $86 thousand to $12.6 million.

  A significant increase in mortgage banking income was offset by declines in WM&T income and deposit service charges. WM&T income was boosted in the first quarter of 2020 by a large non‑recurring estate fee and deposit service charges reflect changes in customer behavior during the pandemic.
  Other non-interest income increased $315 thousand primarily due to a fair value adjustment related to a company owned life insurance policy that is tied to stock market performance.

Non-interest expenses increased $934 thousand, or 4%, to $24.9 million.

  Compensation expense decreased $470 thousand to $11.8 million compared with the first quarter of 2020, due to elevated deferred salary costs associated with PPP loan originations.
  Marketing and business development expenses declined consistent with less prospective customer entertainment and travel due to the pandemic.
  Credit loss expense for off-balance sheet credit exposures increased $1.1 million to $1.5 million correlating with the decline in credit line utilization.

Financial Condition – June 30, 2020 Compared with March 31, 2020

Total loans increased $527 million, or 18%, primarily attributable to the PPP program. Excluding the PPP portfolio, total loans contracted $103 million with the largest decline in the C&I category. Total line of credit usage declined significantly to 39% as of June 30, 2020 from 45% at March 31, 2020.

Total deposits increased $528 million, or 17%, on a linked quarter basis. Commercial customers who were awarded SBA PPP funding have generally been cautious in deploying the funds held on deposit at the Bank. In addition, customers appear to be exhibiting subdued behavior and are maintaining higher deposit balances in general.

Stockholders’ equity increased $11 million in the second quarter of 2020 compared with the prior quarter, with net income of $13.4 million and the positive change in equity related to the Bank’s investment portfolio offset by dividends declared.

About the Company

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $4.3 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company’s common shares trade on The NASDAQ Stock Market under the symbol “SYBT.”

This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company’s management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its subsidiary operates; competition for the Company’s customers from other providers of financial services; government legislation and regulation, which change and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company’s customers; the effects of the FRB’s benchmark interest rate cuts on liquidity and margins; the potential adverse effects of the coronavirus or any other pandemic on the ability of borrowers to satisfy their obligations to the Company, the level of the Company’s non-performing assets, the demand for the Company’s loans or its other products and services, other aspects of the Company’s business and operations, and financial markets and economic growth, and other risks detailed in the Company’s filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company. See “Risk Factors” outlined in the Company’s Form 10-K for the year ended December 31, 2019.

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Second Quarter 2020 Earnings Release
(In thousands unless otherwise noted)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
Income Statement Data	2020	2019	2020	2019

Net interest income, fully tax equivalent (4)	$ 33,573	$ 30,857	$ 66,066	$ 60,597
Interest income:
Loans	$ 34,099	$ 33,447	$ 67,848	$ 65,018
Federal funds sold and interest bearing due from banks	88	830	619	1,563
Mortgage loans held for sale	125	43	186	80
Securities	2,194	2,676	4,735	5,391
Total interest income	36,506	36,996	73,388	72,052
Interest expense:
Deposits	2,607	5,652	6,569	10,718
Securities sold under agreements to repurchase and
other short-term borrowings	10	92	55	177
Federal Home Loan Bank (FHLB) advances and other long-term debt	361	450	790	671
Total interest expense	2,978	6,194	7,414	11,566
Net interest income	33,528	30,802	65,974	60,486
Provision for credit losses	5,550	-	11,100	600
Net interest income after provision for credit losses	27,978	30,802	54,874	59,886
Non-interest income:
Wealth management and trust services	5,726	5,662	11,944	11,101
Deposit service charges	800	1,260	2,083	2,438
Debit and credit card income	2,063	2,168	4,043	3,912
Treasury management fees	1,249	1,202	2,533	2,359
Mortgage banking income	1,622	760	2,468	1,210
Net investment product sales commissions and fees	391	364	857	720
Bank owned life insurance	176	184	355	362
Other	595	624	875	1,130
Total non-interest income	12,622	12,224	25,158	23,232
Non-interest expenses:
Compensation	11,763	12,715	23,996	24,516
Employee benefits	2,871	2,807	6,038	5,362
Net occupancy and equipment	2,089	1,967	3,970	3,816
Technology and communication	1,947	1,848	3,960	3,621
Debit and credit card processing	603	631	1,259	1,218
Marketing and business development	465	903	1,025	1,528
Postage, printing and supplies	442	410	883	816
Legal and professional	628	1,523	1,251	2,057
Amortization of investments in tax credit partnerships	53	52	89	104
Capital and deposit based taxes	1,225	967	2,255	1,871
Credit loss expense for off-balance sheet exposures	1,475	-	1,850	-
Other	1,323	1,630	2,258	3,156
Total non-interest expenses	24,884	25,453	48,834	48,065
Income before income tax expense	15,716	17,573	31,198	35,053
Income tax expense	2,348	1,030	4,598	2,869
Net income	$ 13,368	$ 16,543	$ 26,600	$ 32,184

Net income per share - Basic	$ 0.59	$ 0.73	$ 1.18	$ 1.42
Net income per share - Diluted	0.59	0.72	1.17	1.40
Cash dividend declared per share	0.27	0.26	0.54	0.51

Weighted average shares - Basic	22,560	22,689	22,538	22,675
Weighted average shares - Diluted	22,739	22,949	22,737	22,948

			June 30,
Balance Sheet Data			2020	2019

Loans			$ 3,464,077	$ 2,763,880
Allowance for credit losses			47,708	26,416
Total assets			4,334,533	3,463,823
Non-interest bearing deposits			1,205,253	777,652
Interest bearing deposits			2,521,903	2,105,801
FHLB advances			61,432	84,279
Stockholders' equity			420,231	389,365
Total shares outstanding			22,667	22,721
Book value per share (1)			$ 18.54	$ 17.14
Tangible common equity per share (1)			17.89	16.46
Market value per share			40.20	36.15

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Second Quarter 2020 Earnings Release

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Average Balance Sheet Data	2020	2019	2020	2019

Federal funds sold and interest bearing due from banks	$ 285,617	$ 137,130	$ 227,090	$ 129,701
Mortgage loans held for sale	18,010	3,794	11,481	2,766
Securities available for sale	412,368	435,391	429,525	436,498
FHLB stock	11,284	10,590	11,284	10,392
Loans	3,396,767	2,658,036	3,144,218	2,593,712
Total earning assets	4,124,046	3,244,941	3,823,598	3,173,069
Total assets	4,317,430	3,436,175	4,013,775	3,354,172
Interest bearing deposits	2,500,315	2,112,768	2,408,545	2,080,976
Total deposits	3,713,451	2,867,360	3,416,847	2,805,872
Securities sold under agreement to repurchase and
other short-term borrowings	49,940	51,743	46,840	50,357
FHLB advances and other long-term borrowings	63,896	74,420	68,918	61,264
Total interest bearing liabilities	2,614,151	2,238,931	2,524,303	2,192,597
Total stockholders' equity	416,920	381,270	410,311	376,198

Performance Ratios
Annualized return on average assets	1.25%	1.93%	1.33%	1.93%
Annualized return on average equity	12.90%	17.40%	13.04%	17.25%
Net interest margin, fully tax equivalent	3.27%	3.81%	3.47%	3.85%
Non-interest income to total revenue, fully tax equivalent	27.32%	28.37%	27.58%	27.71%
Efficiency ratio, fully tax equivalent (5)	53.87%	59.08%	53.53%	57.34%

Capital Ratios
Total stockholders' equity to total assets (1)			9.69%	11.24%
Tangible common equity to tangible assets (1)			9.39%	10.85%
Average stockholders' equity to average assets			10.22%	11.22%
Total risk-based capital			13.50%	12.67%
Common equity tier 1 risk-based capital			12.39%	11.82%
Tier 1 risk-based capital			12.39%	11.82%
Leverage			9.50%	10.91%

Loan Segmentation
Commercial real estate - non-owner occupied			$ 815,464	$ 706,310
Commercial real estate - owner occupied			472,457	440,216
Commercial and industrial			764,480	837,752
Commercial and industrial - PPP			630,082	-
Residential real estate - owner occupied			215,891	247,789
Residential real estate - non-owner occupied			139,121	105,509
Construction and land development			255,447	253,358
Home equity lines of credit			103,672	99,610
Consumer			43,758	43,937
Leases			14,843	21,914
Credit cards - commercial			8,862	7,485
Total loans and leases			$ 3,464,077	$ 2,763,880

Asset Quality Data
Non-accrual loans			$ 14,262	$ 3,030
Troubled debt restructurings			45	37
Loans past due 90 days or more and still accruing			48	861
Total non-performing loans			14,355	3,928
Other real estate owned			493	563
Total non-performing assets			$ 14,848	$ 4,491
Non-performing loans to total loans			0.41%	0.14%
Non-performing assets to total assets			0.34%	0.13%
Allowance for credit losses to total loans			1.38%	0.96%
Allowance for credit losses to average loans			1.52%	1.02%
Allowance for credit losses to non-performing loans			332%	673%
Net (charge-offs) recoveries	$ 15	$ (48)	$ (39)	$ 282
Net (charge-offs) recoveries to average loans (6)	0.00%	0.00%	0.00%	0.01%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Second Quarter 2020 Earnings Release

	Quarterly Comparison
Income Statement Data	6/30/20	3/31/20	12/31/19	9/30/19	6/30/19

Net interest income, fully tax equivalent (4)	$ 33,573	$ 32,494	$ 32,808	$ 32,167	$ 30,857
Net interest income	$ 33,528	$ 32,446	$ 32,756	$ 32,106	$ 30,802
Provision for credit losses	5,550	5,550	-	400	-
Net interest income after provision for credit losses	27,978	26,896	32,756	31,706	30,802
Non-interest income:
Wealth management and trust services	5,726	6,218	5,804	5,738	5,662
Deposit service charges	800	1,283	1,399	1,356	1,260
Debit and credit card income	2,063	1,980	2,109	2,102	2,168
Treasury management fees	1,249	1,284	1,369	1,264	1,202
Mortgage banking income	1,622	846	930	794	760
Net investment product sales commissions and fees	391	466	378	400	364
Bank owned life insurance	176	179	182	487	184
Other	595	280	816	1,068	624
Total non-interest income	12,622	12,536	12,987	13,209	12,224
Non-interest expenses:
Compensation	11,763	12,233	13,473	12,330	12,715
Employee benefits	2,871	3,167	2,510	2,819	2,807
Net occupancy and equipment	2,089	1,881	2,374	2,189	1,967
Technology and communication	1,947	2,013	1,636	1,841	1,848
Debit and credit card processing	603	656	613	662	631
Marketing and business development	465	560	1,367	732	903
Postage, printing and supplies	442	441	434	402	410
Legal and professional	628	623	433	524	1,523
Amortization of investments in tax credit partnerships	53	36	837	137	52
Capital and deposit based taxes	1,225	1,030	1,006	993	967
Credit loss expense for off-balance sheet exposures	1,475	375	-	-	-
Other	1,323	935	1,470	1,269	1,630
Total non-interest expenses	24,884	23,950	26,153	23,898	25,453
Income before income tax expense	15,716	15,482	19,590	21,017	17,573
Income tax expense	2,348	2,250	2,941	3,783	1,030
Net income	$ 13,368	$ 13,232	$ 16,649	$ 17,234	$ 16,543

Net income per share - Basic	$ 0.59	$ 0.59	$ 0.74	$ 0.76	$ 0.73
Net income per share - Diluted	0.59	0.58	0.73	0.76	0.72
Cash dividend declared per share	0.27	0.27	0.27	0.26	0.26

Weighted average shares - Basic	22,560	22,516	22,493	22,550	22,689
Weighted average shares - Diluted	22,739	22,736	22,760	22,810	22,949

	Quarterly Comparison
Balance Sheet Data	6/30/20	3/31/20	12/31/19	9/30/19	6/30/19

Cash and due from banks	$ 46,362	$ 47,662	$ 46,863	$ 68,107	$ 51,264
Federal funds sold and interest bearing due from banks	178,032	206,849	202,861	68,107	64,775
Mortgage loans held for sale	17,364	8,141	8,748	6,329	3,922
Securities available for sale	485,249	445,813	470,738	375,601	423,579
FHLB stock	11,284	11,284	11,284	11,284	11,284
Loans	3,464,077	2,937,366	2,845,016	2,856,664	2,763,880
Allowance for credit losses	47,708	42,143	26,791	26,877	26,416
Total assets	4,334,533	3,784,586	3,724,197	3,533,926	3,463,823
Non-interest bearing deposits	1,205,253	858,883	810,475	795,793	777,652
Interest bearing deposits	2,521,903	2,339,995	2,323,463	2,150,520	2,105,801
Securities sold under agreements to repurchase	42,722	32,366	31,985	33,172	33,809
Federal funds purchased	8,401	9,747	10,887	9,957	12,012
FHLB advances	61,432	69,191	79,953	81,985	84,279
Stockholders' equity	420,231	409,702	406,297	396,111	389,365
Total shares outstanding	22,667	22,665	22,604	22,597	22,721
Book value per share (1)	$ 18.54	$ 18.08	$ 17.97	$ 17.53	$ 17.14
Tangible common equity per share (1)	17.89	17.43	17.32	16.87	16.46
Market value per share	40.20	28.93	41.06	36.69	36.15

Capital Ratios
Total stockholders' equity to total assets (1)	9.69%	10.83%	10.91%	11.21%	11.24%
Tangible common equity to tangible assets (1)	9.39%	10.48%	10.55%	10.83%	10.85%
Average stockholders' equity to average assets	9.66%	10.88%	10.81%	11.22%	11.10%
Total risk-based capital	13.50%	12.75%	12.85%	12.53%	12.67%
Common equity tier 1 risk-based capital	12.39%	11.81%	12.02%	11.69%	11.82%
Tier 1 risk-based capital	12.39%	11.81%	12.02%	11.69%	11.82%
Leverage	9.50%	10.78%	10.60%	10.90%	10.91%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Second Quarter 2020 Earnings Release

	Quarterly Comparison
Average Balance Sheet Data	6/30/20	3/31/20	12/31/19	9/30/19	6/30/19

Federal funds sold and interest bearing due from banks	$ 285,617	$ 168,563	$ 187,865	$ 98,569	$ 137,130
Mortgage loans held for sale	18,010	4,953	5,889	3,887	3,794
Securities available for sale	412,368	449,610	476,360	396,686	435,391
Loans	3,396,767	2,891,668	2,828,142	2,791,389	2,658,036
Total earning assets	4,124,046	3,526,078	3,509,573	3,301,848	3,244,941
Total assets	4,317,430	3,710,119	3,709,250	3,502,267	3,436,175
Interest bearing deposits	2,500,315	2,316,774	2,284,195	2,127,769	2,112,768
Total deposits	3,713,451	3,120,242	3,108,640	2,912,631	2,867,360
Securities sold under agreement to repurchase and
other short-term borrowings	49,940	43,739	49,881	48,376	51,743
FHLB advances	63,896	73,939	80,457	83,386	74,420
Total interest bearing liabilities	2,614,151	2,434,452	2,414,533	2,259,531	2,238,931
Total stockholders' equity	416,920	403,702	400,870	392,840	381,270

Performance Ratios
Annualized return on average assets	1.25%	1.43%	1.78%	1.95%	1.93%
Annualized return on average equity	12.90%	13.18%	16.48%	17.41%	17.40%
Net interest margin, fully tax equivalent	3.27%	3.71%	3.71%	3.87%	3.81%
Non-interest income to total revenue, fully tax equivalent	27.32%	27.84%	28.36%	29.11%	28.37%
Efficiency ratio, fully tax equivalent (5)	53.87%	53.19%	57.11%	52.67%	59.08%

Loans Segmentation
Commercial real estate - non-owner occupied	$ 815,464	$ 799,284	$ 746,283	$ 737,464	$ 706,310
Commercial real estate - owner occupied	472,457	476,534	474,329	458,526	440,216
Commercial and industrial	764,480	883,868	838,800	853,901	837,752
Commercial and industrial - PPP	630,082	-	-	-	-
Residential real estate - owner occupied	215,891	219,221	217,606	221,411	247,789
Residential real estate - non-owner occupied	139,121	134,734	134,995	127,934	105,509
Construction and land development	255,447	246,040	255,816	278,910	253,358
Home equity lines of credit	103,672	107,121	103,854	105,935	99,610
Consumer	43,758	44,939	47,467	43,568	43,937
Leases	14,843	15,476	16,003	19,934	21,914
Credit cards - commercial	8,862	10,149	9,863	9,081	7,485
Total loans and leases	$ 3,464,077	$ 2,937,366	$ 2,845,016	$ 2,856,664	$ 2,763,880

Asset Quality Data
Non-accrual loans	$ 14,262	$ 4,235	$ 11,494	$ 2,722	$ 3,030
Troubled debt restructurings	45	52	34	35	37
Loans past due 90 days or more and still accruing	48	1,762	535	487	861
Total non-performing loans	14,355	6,049	12,063	3,244	3,928
Other real estate owned	493	493	493	563	563
Total non-performing assets	$ 14,848	$ 6,542	$ 12,556	$ 3,807	$ 4,491
Non-performing loans to total loans	0.41%	0.21%	0.42%	0.11%	0.14%
Non-performing assets to total assets	0.34%	0.17%	0.34%	0.11%	0.13%
Allowance for credit losses to total loans	1.38%	1.43%	0.94%	0.94%	0.96%
Allowance for credit losses to average loans	1.40%	1.46%	0.95%	0.96%	0.99%
Allowance for credit losses to non-performing loans	332%	697%	222%	829%	673%
Net (charge-offs) recoveries	$ 15	$ (54)	$ (86)	$ 61	$ (48)
Net (charge-offs) recoveries to average loans (6)	0.00%	0.00%	0.00%	0.00%	0.00%

Other Information
Total assets under management (in millions)	$ 3,204	$ 2,961	$ 3,320	$ 3,116	$ 3,068
Full-time equivalent employees	620	618	615	622	615

(1) - The following table provides a reconciliation of total stockholders’ equity in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) to tangible stockholders’ equity, a non-GAAP disclosure. Bancorp provides the tangible book value per share, a non-GAAP measure, in addition to those defined by banking regulators, because of its widespread use by investors as a means to evaluate capital adequacy:
	Quarterly Comparison
(In thousands, except per share data)	6/30/20	3/31/20	12/31/19	9/30/19	6/30/19

Total stockholders' equity - GAAP (a)	$ 420,231	$ 409,702	$ 406,297	$ 396,111	$ 389,365
Less: Goodwill	(12,513)	(12,513)	(12,513)	(12,593)	(12,826)
Less: Core deposit intangible	(2,122)	(2,203)	(2,285)	(2,373)	(2,461)
Tangible common equity - Non-GAAP (c)	$ 405,596	$ 394,986	$ 391,499	$ 381,145	$ 374,078

Total assets - GAAP (b)	$ 4,334,533	$ 3,784,586	$ 3,724,197	$ 3,533,926	$ 3,463,823
Less: Goodwill	(12,513)	(12,513)	(12,513)	(12,593)	(12,826)
Less: Core deposit intangible	(2,122)	(2,203)	(2,285)	(2,373)	(2,461)
Tangible assets - Non-GAAP (d)	$ 4,319,898	$ 3,769,870	$ 3,709,399	$ 3,518,960	$ 3,448,536

Total stockholders' equity to total assets - GAAP (a/b)	9.69%	10.83%	10.91%	11.21%	11.24%
Tangible common equity to tangible assets - Non-GAAP (c/d)	9.39%	10.48%	10.55%	10.83%	10.85%

Total shares outstanding (e)	22,667	22,665	22,604	22,597	22,721

Book value per share - GAAP (a/e)	$ 18.54	$ 18.08	$ 17.97	$ 17.53	$ 17.14
Tangible common equity per share - Non-GAAP (c/e)	17.89	17.43	17.32	16.87	16.46

(2) - Pre-tax, pre-provision income is a non-GAAP financial measure. Bancorp believes this non-GAAP metric is important because it provides a comparable basis after eliminating pandemic related loan loss provisioning in 2020 in addition to significant state tax adjustments posted in 2019 related to two separate State tax law changes.

	Quarterly Comparison
(Dollars in thousands)	6/30/20	3/31/20	12/31/19	9/30/19	6/30/19

Net interest income	$ 33,528	$ 32,446	$ 32,756	$ 32,106	$ 30,802
Non-interest income	12,622	12,536	12,987	13,209	12,224
Non-interest expenses	24,884	23,950	26,153	23,898	25,453
Pre-tax, pre-provision income - Non-GAAP	$ 21,266	$ 21,032	$ 19,590	$ 21,417	$ 17,573

Pre-tax, pre-provision income - Non-GAAP	$ 21,266	$ 21,032	$ 19,590	$ 21,417	$ 17,573
Provision for credit losses	5,550	5,550	-	400	-
Income tax expense	2,348	2,250	2,941	3,783	1,030
Net income - GAAP	$ 13,368	$ 13,232	$ 16,649	$ 17,234	$ 16,543

(3) - Allowance to total non-PPP loans represents the allowance for credit losses, divided by total loans less PPP loans. Bancorp believes this non-GAAP ratio is important because it provides a comparable ratio after eliminating the PPP loans, which are fully guaranteed by the U.S. SBA and have not been allocated for within the allowance for credit losses.

Total Loans - GAAP (b)	$ 3,464,077	$ 2,937,366	$ 2,845,016	$ 2,856,664	$ 2,763,880
Less: PPP loans	(630,082)	-	-	-	-
Total non-PPP Loans - Non-GAAP (c)	$ 2,833,995	$ 2,937,366	$ 2,845,016	$ 2,856,664	$ 2,763,880

Allowance for credit losses (a)	$ 47,708	$ 42,143	$ 26,791	$ 26,877	$ 26,416

Allowance for credit losses to total loans - GAAP (a/b)	1.38%	1.43%	0.94%	0.94%	0.96%
Allowance for credit losses to total loans - Non-GAAP (a/c)	1.68%	1.43%	0.94%	0.94%	0.96%

(4) - Interest income on a fully tax equivalent basis includes the additional amount of interest income that would have been earned if investments in certain tax-exempt interest earning assets had been made in assets subject to federal, state and local taxes yielding the same after-tax income.

(5) - The efficiency ratio, a non-GAAP measure, equals total non-interest expenses divided by the sum of fully tax equivalent net interest income and non-interest income. The ratio excludes net gains (losses) on sales, calls, and impairment of investment securities, if applicable. In addition to the efficiency ratio normally presented, Bancorp considers an adjusted efficiency ratio. Bancorp believes this ratio is important because it provides a comparable ratio after eliminating the fluctuation in non-interest expenses related to amortization of investments in tax credit partnerships.

	Quarterly Comparison
(Dollars in thousands)	6/30/20	3/31/20	12/31/19	9/30/19	6/30/19

Total non-interest expenses - GAAP (a)	$ 24,884	$ 23,950	$ 26,153	$ 23,898	$ 25,453
Less: Amortization of investments in tax credit partnerships	(53)	(36)	(837)	(137)	(52)
Total non-interest expenses - Non-GAAP (c)	$ 24,831	$ 23,914	$ 25,316	$ 23,761	$ 25,401

Total net interest income, fully tax equivalent	$ 33,573	$ 32,494	$ 32,808	$ 32,167	$ 30,857
Total non-interest income	12,622	12,536	12,987	13,209	12,224
Less: Gain/loss on sale of securities	-	-	-	-	-
Total revenue - GAAP (b)	$ 46,195	$ 45,030	$ 45,795	$ 45,376	$ 43,081

Efficiency ratio - GAAP (a/b)	53.87%	53.19%	57.11%	52.67%	59.08%
Efficiency ratio - Non-GAAP (c/b)	53.75%	53.11%	55.28%	52.36%	58.96%

(6) - Quarterly net (charge-offs) recoveries to average loans ratios are not annualized.

Contacts

T. Clay Stinnett
Executive Vice President,
Treasurer and Chief Financial Officer
(502) 625-0890